EXHIBIT 10.4


                             APOLO GOLD & ENERGY INC
                                                        #1209 - 409 Granville St
                                                                  Vancouver B.C.
                                                                         V6C 1T2

                                                             Tel  (604)-687-4150
                                                              Fax (604) 687-4155
                                                 e-mail: dinningrobert@yahoo.com


August 16, 2005


Atna Resources Ltd
510 Burrard St
Vancouver BC
Canada

Attention David Watkins, President


Re:      Letter of Intent re Beowawe Project, Nevada


Dear David

Further to various discussions with Brant Little, Advisor to the Board, Apolo Gold & Energy Inc, please find enclosed in principle, proposed terms for a Letter of Intent to be executed by August 19, 2005. Based on discussions to date, it is our understanding that Atna Resources Ltd will be preparing the Joint Venture Agreement.

The points agreed to are as follows:

     1) Apolo Gold will issue 100,000 restricted shares on execution of Joint Venture Agreement.

     2) Apolo Gold will issue 50,000 restricted shares on first anniversary of Joint Venture Agreement, or $50,000 worth of restricted shares based on the market price for 20 trading days prior to the anniversary date, whichever is greater.

     3) The default period on underlying agreements is a letter of notice within 10 days, and 30 days grace thereafter.

     4) A work commitment by Apolo of $1,700,000 over 4 years for a 55% interest in the project. Apolo will be the operator. The work commitment will be:

                     Year 1           $250,000US (plus Underlying Agreements)
                     Year 2           $350,000US (Parcels 1,2,3,4)
                     Year 3           $450,000US
                     Year 4           $650,000US


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     4a)  Apolo Gold will be responsible to fund all payments for Underlying
          Agreements, taxes and fees over and above the earn-in expenditures
          (4), for a period of 6 months following the termination of the Agreement.

     5) Apolo to have 30 day due diligence period from date of signing of Letter of Intent.

     6) Apolo will have an Option to undertake a bankable feasibility study, wherein their interest will increase to 70%. Atna will retain 30% interest and then have 60 days to decide whether to participate in project financing after tabling of bankable feasibility study. If Atna does not participate, then Atna will be diluted to a 15% Net Profits Interest. Both Apolo and Atna will execute confidentiality agreements prior to review of technical data. Atna agrees to provide unrestricted access to all technical data pertaining to the Beowawe Project to Apolo Gold.

     7) Atna acknowledges that permits are in place for 1 year for Private Land and BLM land.

     8) Apolo Gold agrees to provide quarterly reports to Atna re its work commitment on Boewawe and to provide copies of all technical information, drill logs, assays and surveys.

     9) The parties agree to any further undertakings as necessary provided both parties are in agreement.

     10) Apolo will conform with all the obligations and requirements under the Underlying Agreements.

     11) Apolo Gold will maintain the claims and the land will be in good standing unless both parties agree to drop portions thereof.


Apolo Gold & Energy Inc.



/s/ ROBERT E. LEE
-----------------
Vice-President/Director



Atna Resources Ltd


/s/ DAVID WATKINS
------------------
President & CEO